Quest Solution, Inc.

Business Update Conference Call

June 11, 2015 4:00 pm ET / 1:00 PT

Operator

Good day ladies and gentlemen, and welcome to the Quest Solution Business Update Conference Call. At this time, all participants are in listen-only mode. Following the presentation, the call will be open for your questions. This call is being recorded today, June 11, 2015.

I’d now like to turn the call over to Brett Maas of Hayden IR.

Please proceed.

Brett Maas

Thank you, Operator. Good afternoon everyone and thank you all for joining us. On the call with me today are Tom Miller, Chairman and Chief Executive Officer, and Scot Ross, Chief Financial Officer.

Before we start, I would like to remind everyone of the Safe Harbor statement. The Private Securities Legislation Reform Act of 1995 provides a Safe Harbor for certain forward-looking statements. Including statements made during the course of this call. These forward-looking statements are based on the company’s current expectations and beliefs concerning the future developments and their potential effects on the company. A number of these factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These forward-looking statements involve significant risks and uncertainties some of which are beyond the control of the company and are subject to the changes based upon various factors. For more detailed discussion of some of the ongoing risks and uncertainties of the company’s business, I refer you to the company’s filings with the Securities and Exchange Commission.

During this conference call, we will also disclose non-GAAP financial measures as defined by SEC Regulation G including adjusted revenue, adjusted gross margin and adjusted EBITDA which we define as net income before interest, taxes, depreciation and amortization adjusted for acquisition related and integration terms, asset impairment charges, purchase price accounting items recorded as part of our acquisitions and certain other items that we believe do not reflect our core operating performance. The comparable GAAP financial information including operating income, the GAAP measurement most directly comparable to adjusted EBITDA and reconciliations are provided in the financial tables at the end of the first quarter 2015 earnings press release.

At this time, I would like to turn over the call to Tom Miller, Chairman and Chief Executive Officer.

Tom Miller – Chairman and CEO

Thank you, Brett, and good afternoon everyone.

As most of you know, I was named Chief Executive Officer and Chairman of the Board of Directors of Quest Solution May 1, 2015. I felt it was important that for today’s call we discuss our overall strategy, the results from our most recent quarter and provide you with a general update as to the current state of our business and where we are headed.

I have been associated with Quest Solution since November, 2014, serving first as a director and now as the CEO, and prior to that I was on the advisory board of Bar Code Specialties before it was acquired by Quest last November. I have been involved in the Automated Data Identification Collection, Wireless and Mobile Computing industry for nearly 30 years. The industry is undergoing profound change as everything, every task and every person in the an enterprise operates via mobile; using, delivering and accessing information for real time decision making. This has opened up tremendous opportunities for companies like Quest Solution who are the trusted advisor and integrator for enterprises, who are relied upon to apply innovative mobile solutions to not only existing business processes but also to new Line of Business opportunities. Hardware vendors such as Zebra and Honeywell are relying more and more on their larger solution partners such as Quest to drive their go to market strategy and programs. Vendors realize that in order to succeed they must have key solution partners with strong value proposition that can help drive market growth. They need companies like Quest Solution who have close customer relationships and are best positioned to identify, understand and solve critical customer business problems, thereby creating new business opportunities for the vendors. In a survey of CIO’s by the Enterprise Mobility Exchange regarding their top mobility challenges; 60% responded ensuring mobile functionality meets the business requirements, 55% said integrating new technology with legacy systems, and 39% said identifying the right technology to meet the changing needs of their business. This describes the value proposition that Quest brings to enterprise today. For me, the opportunity to take a more active role in leading Quest through the changing market by assuming a leadership role in the day-to-day operations was very enticing to me. I believe there are tremendous opportunities for us to scale and evolve this business given the market dynamics and the emergence of specialty integrators. We have an experienced and talented group of people with the required competencies and deep skill to capitalize on the market opportunity. The acquisition of Bar Code Specialties in late 2014 accelerated our trajectory into the mobile and wireless based technology solutions market and set us on a path for further expansion and improved financial performance.

For those who may not be familiar with Quest Solution, let me take a few minutes to describe who we are and what we do. First and foremost, we are a leader in mobility solutions. We design, deliver, deploy and provide ongoing support for business automation solutions that enable our more than one thousand business customers to automate and accelerate the data capture and processing of information in their respective businesses. Our solutions help our customers reduce operating costs, increase speed to market and elevate the level of service they provide to their end customers. What this means for example, is the type of solutions Quest provides delivers high R.O.I. especially for what our customers refer to as mission critical Line of Business applications. In North America, there are hundreds of competitors in our space and we are in the Top 5 based on sales volume. Quest Solution is one of the only “one-source” mobile solution providers offering fully integrated solutions. If you are a business owner looking to grow your business and / or improve your operations by incorporating mobile technology in all aspects of your logistics, there are numerous suppliers that can deliver isolated components of a project lifecycle. However, Quest Solution is one of only a few companies that can provide a comprehensive, integrated solution and services that span the complete supply chain lifecycle. Our software applications, which are primarily deployed for use with mobile and field devices, make it possible for our customers to significantly improve their operations and customer service to deliver a more efficient supply chain, from start to finish. As evidenced by our customer retention rate of more than 95%, our solutions provide tangible, quantifiable returns for our customers on a recurring basis. We have a 20 year history, across a wide range of verticals, with an ever-growing list of Fortune 500 companies that includes household names such as Fiat and Oakley eyewear in the manufacturing space… JoAnn Fabrics, Foot Locker and Sherwin-Williams in the retail space… and Mayo Clinic, Cardinal Health and Abbot Labs in the healthcare space…and McKesson, Gordon Food Service and Amerisource Bergen in the distribution space; this is just a select sample of our broad customer base. More than 85% of our largest customers have been with Quest Solution for five years or longer; a testament to our technology solutions as well as the high level of on-going service we provide.

Our offerings include an integrated solution of hardware and software applications that support mobile supply chain management. We are one of the leading integrators for the two key hardware providers that dominate the industry… Zebra Technologies, who acquired Motorola in 2014 and Honeywell. We are one of the top four accounts for Zebra and one of the top three for Honeywell. Our size and expertise means we have insight into each company’s market and technology plans jointly working with them as a partner to go-to-market.

As a representative example I will use an existing customer that utilizes bakery items in their products. Some of you may have seen this case study, if you go to YouTube.com and type in ‘Quest Solution Case Study’ you will see a visual view of what I’m explaining. There are roughly 50 suppliers of hamburger buns to some of the largest quick service restaurant chains in the country. For one restaurant chain in particular, there are about 2,000 bakery route drivers servicing more than 14,000 store locations in the chain. We developed and deployed a solution, consisting of hardware, software applications and RFID technology, which helps the route drivers deliver the buns fresh and on time to the restaurant locations, thereby reducing waste. By inserting RFID tags into the plastic trays that hold the hamburger buns, the driver knows exactly what the current supply and usage is inside a particular restaurant location. The capabilities we successfully demonstrated with this solution opened up new opportunities for us within the customer’s manufacturing operations where we designed solutions to automate inventory management thereby reducing errors and paperwork. Consequently, our success with inventory management in turn opened the door to further growth with the same customer to put systems in place to automatically order inventory for distribution to the customer’s restaurant locations…broadening our relationship with this particular customer by expanding our touch points along their supply chain. This is just one of many customer supply chain examples.

We are also developing additional applications for our solutions… beyond the supply chain. Just a few short weeks ago we announced a patent license agreement with NCR, the global leader in consumer transaction technologies. The agreement will enable us to develop a location specific “smart targeted advertising” platform utilizing voice recognition technology to generate custom marketing messages to in-store customers… very similar to keywords generating specific advertisements during an internet search, like Google Ad Words for the Brick and Mortar location, or the suggestive marketing of products based on past orders utilized by almost every large web retailer. The agreement allows for us to have first mover advantage and to make our offerings more unique than our competitors, while at the same time provides for a revenue model from the ads themselves, as well as the in store displays. This has the potential for revenue sharing with our customers which would be a first for the industry. By working in partnership with NCR we are developing an additional revenue source, likely from our already existing customers, as well as a lead in for new customers. We believe this type of dynamic, voice-driven advertising platform has relevance to an addressable market in excess of $1 billion across a number of industries including retail, movie theaters, shopping malls, hotels and casinos. We expect this line of service will realize strong margins and recurring cash flows over time as we develop this platform and prove out our expectations for strong cash-on-cash returns for both advertisers and merchants.

This is the company today. In late 2014 we acquired Bar Code Specialties, or “BCS,” a technology, software and mobile data collection and wireless systems business that also includes a small label printing business that complements our data collection systems business. The combination of Quest Solution and BCS created a stronger organization adding increased capabilities, particularly within the Warehouse market and considerably more scale. It positions Quest Solution for broader market opportunities to provide an expanding base of customers with mobile and wireless technology solutions to improve their operational efficiencies and increase productivity and profitability. The overlap in customers between the two companies was very minimal with less than five customers that were previously served independently by both Quest Solution and BCS. We expect the acquisition of BCS will help us increase our mix of services offerings - thereby increasing our recurring revenue streams which generally carry higher margins. Our revenues are currently split between approximately 70% hardware and 30% software and services.

Most recently, we announced that we have signed a letter of intent to acquire ViascanQData, or simply ViaScan, a leading provider of data collection and label-ribbon converter services and technology. As one of the largest suppliers of labels and ribbons in Canada and one of the main suppliers of data collection products and services in all of Canada, ViaScan provides us with additional scale, purchasing power and access to the Canadian market as well as a stronger presence on the East Coast of the United States. By combining our two businesses, we will also expand our sales force and further strengthen our operations and sales management team adding in experienced professionals. The synergies across the two entities will provide us each with increased access to cross-border markets creating additional selling opportunities with a more robust lineup of products, increased purchasing power as we leverage volumes and serve as an accelerator for future growth. ViaScan is a healthy business with 2014 annual revenues of approximately 24 million U.S. dollars and positive EBITDA generation. On a pro forma basis, our combined revenues would have been approximately 83 to 85 million US dollars for 2014, the range being based on currency exchange rate. We are excited about the possibilities created by this transaction and are on track to close the deal later this summer. The combined Quest, BCS and ViaScan entities will remain under the Quest Solution brand.

We have been familiar with ViaScan through the industry channel. Upon completion of the combination with BCS, we began a dialogue with ViaScan’s owners. - We looked at the projected revenue and earnings with representative industry multiples and - factored in the recent combination with BCS and a $2 conversion price on the stock for that transaction and that’s how we arrived at the number of shares. The specifics of the transaction are 5.2 million shares of restricted common stock. Should the price not be above $2 after an 18 month period, then the ViaScan shareholders would receive an additional 1 million shares or they would have the option to require the company (Quest) to repurchase 2.5 million shares at $2 per share. The key to this transaction is the management and founders of ViaScan, recognize that the industry is changing and why it’s now more important than ever for strong management teams, multiple service offerings, diversity in those offerings, and cutting edge technology are what the customers expect.

Which brings us to where we are today… a growing company with pro forma annual revenues of $59 million in 2014… which will be going to $83 to $85 million upon completion of the ViaScan transaction. Our business has grown and continues to thrive as a result of our superior solutions, dedicated attention to customers’ needs and market demands for ever-faster, more efficient, high-performing mobile solutions.

Looking to the future we believe with the combination of our companies we are enhancing our value proposition, increasing coverage and scale and assembling the right management team to drive greater penetration into the North American market.

Historically, Quest customers have had sales opportunities in Canada and Quebec and conversely, ViaScan Canadian and Quebec business customers have had sales opportunities in the U.S. The combined companies will be able to leverage each other’s existing sales and engineering teams to provide customers completely integrated support and service. North America will now be a primary market for the comprehensive label offerings of ViaScan and conversely ViaScan will be able to benefit from the Quest field mobility software solutions.

Looking ahead, there are tremendous growth opportunities for our business. Venture Development Corporation (VDC) a leading market research who tracks our industry, projects that the mobile professional services market will reach $10 billion by 2017… a more than 40% increase over the $7 billion market size in 2013. This exponential growth is being driven by market trends.

●	For starters, the global workforce has become increasingly mobile with the proliferation of handheld and tablet devices that are increasingly more powerful and continue to come down in cost. Today’s mobile devices are as powerful and connected as any PC or laptop. And they are everywhere… there are now more active mobile devices than there are people in the world.

●	The solutions and the applications that operate on all of these mobile devices are increasing in complexity as users and commercial business continue to push the boundaries of what they want their mobile devices to do and how they operate. With this complexity comes an increasing need for customization and integration with existing business software and solutions. And this is where Quest Solution comes in. It is where we apply our technical and business process expertise to envision and develop creative solutions that solve our customers’ challenges.

●	Another key driver of overall market growth is the accelerating pace at which technology solutions and mobile solutions in particular, become obsolete. Operating systems are constantly being enhanced and improved… as I’m sure you experience with your own personal mobile devices… requiring continual upgrades and enhancements to applications they support and systems they interface with. Again, further opportunities for Quest Solution.

With these market trends as the backdrop, we are taking a multi-pronged approach to further growing our business.

●	First, is organic growth… growing our top-line and expanding our margins through deeper and wider engagement with current customers. Our customer relationships often begin with a single or isolated need to solve a business problem. By working in partnership with our customers and meeting these initial needs, we establish ourselves as a valuable resource for addressing their mobile solution requirements. As a partner, we are able to help them identify other areas of their business that are candidates for a new or improved mobile solution. Amerisource Bergen is a prime example of account growth and relationship expansion. We started our work with this great customer almost eight years ago by selling them cables for mobile printers. This gave us an entrance into the sector which we have capitalized on to automate their customers order entry processes. The account has grown significantly over time as our relationship with them has expanded to include services, software, as well as devices.

We are also focused on organic growth from new customers. Our current stable of customers includes many of the Fortune 500 We are aiming to increase our penetration into this blue-chip list of companies by with additional value added Quest offerings and services. Today we focus largely on the applications that require rugged hardware solutions; However the market for enterprise wide line of business applications and services using Bring Your Devices (BYOD) or Choose Your Own Devices (CYOD) is exponentially larger than the rugged device market. Our customers are asking Quest to help them address these mobile needs just as we do today with their rugged mobile requirements. In response we are developing programs and offerings that will be introduced in Q3 which we believe will further expand Quest opportunities within the entire mobile enterprise.

●	Second is growth through acquisitions. We believe there is enormous opportunity to grow our business by acquiring and aligning our existing business with tangential, yet complementary businesses that could further broaden our offerings and / or expand our geographic reach. To date, the majority of our business is provided within the United States. However, there is also tremendous opportunity beyond our borders. We have spent a great deal of time initially looking at Canada. And, as I mentioned earlier, we recently announced our intent to merge with ViaScanQData which will give us a much larger presence north of the border.

Finally let me speak to the Business Model we are driving at Quest. It is very simple: our intent is to grow top line revenue faster than market growth which is 5% to 7% thereby taking market share. Second our target for Gross Margin % is in the low 20% and we believe this can be somewhat improved from gaining some scale advantage from our acquisitions and adding additional services; third we will reduce our expenses as a % of sales. As we execute our business model there will be favorable impact on EBITDA. Using Q1 we had a small amount of pro forma EBITDA on revenues of $10.7M. That should be considered our baseline. Under our business model we are targeting for 2015 that 12% to 15% of the INCREMENTAL revenue over the baseline should be realized as EBIDTA. To accomplish this Business Model we are focusing on strengthening our Customer Value Proposition, addressing Key Processes that will improve organizational execution, adding Key Company Resources to drive and manage business growth and finally improve customer profitability and assess acquisitions that will be accretive to the company. We expect to be able to raise the business model targets as implement the actions cited above.

As we further evaluate possible acquisition targets, we are taking a measured and disciplined approach which includes a well-defined set of internal hurdles and qualifications that can continually increase the company’s value proposition.

I will now turn the call over to Scot Ross, our Chief Financial Officer, for a review of our financial results for the quarter.

Scot Ross - CFO

Thank you, Tom, and good afternoon everyone. The first quarter 2015 results we released for the three months ended March 31, 2015 and that we are discussing today are presented on a pro forma basis which includes adjustments to our GAAP results related primarily to our acquisition of BCS. We believe this provides a clearer view into the underlying operating performance of our business.

You can also find our as reported results in the earnings release we issued on May 21, 2015 and in the 10-Q that we filed on May 15, 2015.

Total pro forma revenue for the first quarter of 2015 increased to $10.7 million dollars from total pro forma revenue of $9.6 million dollars in the first quarter of 2014, an increase of 11% year-over-year.

Beginning with the first quarter of 2015, we are recognizing hardware and service contract revenue and the related costs and expenses over the life of the service agreement, typically one to five years. We expect this monthly recurring revenue model will provide greater visibility into the results of operations and less volatility, or another way of saying it, more predictability in our metrics as we continue to scale the services portion of our business. As of March 31, 2015, the net revenue deferred to future periods totaled approximately $827,000, representing a leading indicator of future revenue and services to be delivered.

The first quarter ending March 31, 2014 for Quest on a stand-alone basis before the merger with BCS was an unusually and unseasonably higher revenue quarter for Quest due to a major roll out of a mobile computing technology for a customer. The second quarter for Quest ending June 30, 2014 was $7.4 million or $2.2 million below first quarter. Normal seasonality in our industry would see 45% of annualized revenues in the first two quarters and 55% in the third and fourth quarters of the calendar and fiscal year for Quest. Our 2015 results are tracking this seasonal trajectory, excluding major customer technology product roll-out.

While our first quarter revenue was approximately $10.7 million, this quarter also reflected the new treatment of net deferred revenue on a GAAP basis of a little more than $827,000, which was approximately $2.7 million of deferred revenue and $1.9 million of deferred expenses. While on the outset this would give an appearance of weakness in the quarter, it just lends to the seasonality of some of the projects. In January 2014, we recognized the tail end of a large roll out of a project for a major retailer. As with many of our customers, the project implementation is driven by factors outside of our control. We are in the process of completing, here in the 2nd quarter, the next phase of a rollout with a large car manufacturer based on a multi-phase rollout. It’s important to note that the new treatment of the net deferred revenue should start to smooth out some of the lumpiness in the revenue numbers over future reporting periods.

By comparison, seasonally adjusted pro forma revenue for Q1 2014 would have been approximately $9.7 million compared to $10.7 million in Q1 2015, or 10.3% increase.

Pro forma gross profit was $2.4 million for the first quarter of 2015 or 22.4% of pro forma revenue.

The 2015 first quarter pro forma net loss was $422,000 dollars compared to pro forma net income of $246,000 dollars in the first quarter of 2014. The decrease in net income was driven primarily by $395,000 in interest expense of which $200,000 was a non-cash purchase accounting valuation allowance of discounts applied to the convertible subordinated debt issued in Quest acquisition in January 2014, as well as additional costs related to the BCS acquisition in November 2014.

On a pro forma basis, our operating expenses during both quarters ended March 31, 2015 and 2014 included non-cash expenses including depreciation, amortization of acquisition intangibles and stock-based compensation for employee and director stock options. Without the effect of these non-cash expenses, Adjusted Earnings Before Interest, Taxes and Depreciation and Amortization or “Adjusted EBITDA” for the first quarter of 2015 was approximately $37,200 compared to approximately $321,000 in the first quarter of 2014. We use pro forma EBITDA as a key non-GAAP earnings measure of the underlying operations of our core business.

Turning to our balance sheet for just a moment…

We ended the first quarter of 2015 with $277,000 in cash compared to $234,000 at December 31, 2014. Debt at quarter end stood at $23.8 million compared to $23.3 million at December 31, 2014.

As a reminder, by virtue of the way our transactions have been structured, the company has access to approximately $11 million of Net Operating Loss carryforwards to be used to offset income taxes against future income. For accounting purposes we have been conservative and have recorded a deferred tax asset of $1.3 million.

As for debt payments, the existing line of credit with Wells Fargo, while an $8 million line, is an asset based line which the borrowing base is based on a formula of receivables, cash and a couple other items. Our current balance with them is approximately $659,000. Our subordinated debt holders, which are the prior shareholders of the two entities that were purchased, Quest and BCS, accrue interest at 1.89% per year. All payments to them will show up in the statement of cash flow and the only income statement effects would be from interest expense. One important point is when we did the purchase accounting valuation of Quest, the valuation of the promissory note came in at $12 million, so there is a roughly $4 million debt discount that is being accreted over the life of the loan, more specifically there is $200,000 per quarter of non-cash interest expense for accounting purposes we are recording.

The BCS subordinated note requires quarterly payments of interest only and the Thomet & Zicman notes have quarterly payments of principal and interest in 2015 only. Beginning 2016, all subordinated debt holders will receive a pro rata share of 35% of GAAP-defined EBITDA, paid quarterly. These payments are first applied to accrued interest, then to outstanding principal. The interest, calculation of payment amounts, and the relative conversion price make these loans very attractive to the company.

Tom, I will now turn the call back over to you.

Tom Miller – Chairman and CEO

Thanks Scot.

As you have heard today, are making progress in laying the foundation for success in a a relatively short period of time with significant opportunities before us. We have grown the business from a small start-up into a business with nearly $85 million in annual revenues and we are just getting started. The run rate for revenue as of this time last year for Quest shareholders was approximately $34 million and for us to be 12 months later to potentially be on track for almost 2 ½ times is a great accomplishment and benefit to Quest shareholders. Acquiring companies such as BCS, combining with Viascan and partnering with firms such as NCR, have been the first steps to rounding out our portfolio of mobile and wireless technology offerings.

I’m excited about the opportunities before us, the items mentioned previously are some of the many ways the management team is focused on continuing to provide shareholder value for each and every one of you.

Thanks everyone for participating. I am optimistic about the opportunities at Quest Solution. We have a solid business with significant opportunities in front of us. I look forward to updating you on our progress in the months to come.

One of the items we are starting to build on is our marketing and social media expansion. Please follow us on Facebook and Twitter, and as we finish new case studies, we will have them posted on our website QUEST SOLUTION.COM / INVESTORS as well as on YouTube.

Have a great day.

Operator

Ladies and gentlemen, that concludes today’s call. Thank you for your participation. You may now disconnect.